PERFORMANCE SHARE UNIT AWARD AGREEMENT
UNDER THE CAMDEN NATIONAL CORPORATION
SECOND AMENDED AND RESTATED
LONG-TERM PERFORMANCE SHARE UNIT PROGRAM

Name of Grantee:
No. of Performance Share Units:
Grant Date:
Long-Term Performance Period:

Pursuant to the Camden National Corporation Second Amended and Restated Long-Term Performance Share Unit Program (the “Program”), Camden National Corporation (the “Company”) hereby grants, as of the Grant Date set forth above, an award of the target number of Performance Share Units listed above (an “Award”) to the Grantee named above. Each Award (measured at target) shall relate to one share of Common Stock, no par value per share (the “Stock”) of the Company and may pay out below, at or above target, depending on whether achievement of performance is determined to be at threshold, target or superior performance. Unless otherwise determined by the Compensation Committee (the “Committee”), no amounts will be payable under this Award if performance is determined by the Committee to be below threshold. Capitalized terms in this Award Agreement shall have the meaning specified in the Program or the Plan, unless a different meaning is specified herein.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Award has vested as provided in Section 2 of this Award Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Program and this Award Agreement.
2.Vesting of Performance Share Units. The Award shall vest on the Vesting Date so long as the Grantee remains an employee of the Company or a Subsidiary on such Vesting Date; provided, however, that the Award vests only if and to the extent that the pre-established three-year performance targets are achieved as outlined in the Program and set forth on Exhibit A to this Award Agreement. The Vesting Date for the Award is the third anniversary of the Grant Date. If such date is not a trading date, the Vesting Date shall be the trading date immediately prior to such date.
3.Issuance of Shares of Stock. As soon as practicable following the Committee’s certification of performance with respect to the Long-Term Performance Period as described in the Program (but in no event later than two and one half months after the Committee’s certification), the Company shall issue to the Grantee the number of shares of Stock based on the level of achievement of the applicable performance measures as contemplated pursuant to Section 2 of this Award Agreement. On such date and thereafter, the Grantee shall have all the rights of a shareholder of the Company with respect to such shares.
4.Effect of Termination of Service.
(a)If the Grantee’s employment with the Company and its Subsidiaries terminates prior to the satisfaction of the vesting conditions as set forth in Section 2 for any reason, the Award will be forfeited upon such termination of the Grantee’s Service, except as provided in Section 4(b).
(b)Notwithstanding the foregoing:
(i)If the Grantee’s employment with the Company and its Subsidiaries terminates on account of the Grantee’s Retirement, the Grantee’s Award shall be treated in accordance with Section 8 of the Program.
(ii)If a Change of Control shall occur, the Grantee’s Award shall be treated in accordance with Section 6.3 of the Program.

5.Additional Provisions.
(a)Data Privacy Consent. In order to administer the Plan and this Award Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award Agreement (the “Relevant Information”). By entering into this Award Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information, subject to applicable law; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
(b)Incorporation of Plan and Program. This Award Agreement shall be subject to and governed by all the terms and conditions of the Plan and the Program, a copy of which the Grantee acknowledges having received, including, but not limited to, the powers of the Committee set forth in Section 2(b) of the Plan, the Change of Control provisions set forth in Section 14 of the Plan, the tax withholding provisions set forth in Section 16 of the Plan, the nonassignability provisions set forth in Section 19(a) of the Plan and the provisions regarding Code Section 409A set forth in Section 26 of the Plan.
(c)Tax Withholding. The Grantee shall, no later than the date as of which the Award first becomes vested or includable in the gross income of the Grantee, as applicable, for Federal income and employment tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. Unless otherwise elected by the Grantee in accordance with the terms of the Plan and approved by the Committee, subject to the Company’s insider trading policy, as in effect from time to time, the Company’s minimum required tax withholding obligation shall be satisfied in full by the Company withholding from the vested Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.
(d)Section 409A of the Code. This Award is intended to be exempt from the requirements of Section 409A of the Code as a “short-term deferral” within the meaning of Section 409A of the Code and this Award Agreement shall be interpreted and construed consistent with that intent to the maximum extent permissible.
(e)Entire Agreement. This Award Agreement, the Program and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.
(f)No Right to Continued Service or Future Awards. This Award Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary or with respect to any future Awards.

CAMDEN NATIONAL CORPORATION

By:	______________________________________
Title:

The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: _________________________	_____________________________________
Grantee’s Signature

4875-2051-9684 v.4

Exhibit A

[PLACEHOLDER FOR PERFORMANCE MEASURES AND MATRIX]

Defined Terms

1.1“Index Companies” shall mean the companies included in the SNL Small Cap U.S. Bank Index (a) that are NYSE, NYSE Market and NASDAQ-traded commercial banks and (b) that had assets between $2 billion and $10 billion as of December 31 of the year immediately preceding the commencement of the applicable Performance Measurement Period. If an Index Company becomes bankrupt, delisted or is acquired during the applicable Performance Measurement Period, such Index Company shall be removed for the entire Performance Measurement Period and will not be replaced.
1.2“Performance Measurement Period” shall mean each Fiscal Year of a Long-Term Performance Period.
1.3“Program” shall mean the Second Amended and Restated Long-Term Performance Share Unit Program, filed with the Commission on [●], 2022.
1.4“Relative Return on Average Equity” shall mean the Company’s ROAE during the Performance Measurement Period compared to the ROAE of the Index Companies during the Performance Measurement Period. Relative performance will be determined by ranking the Company and the Index Companies according to their respective ROAE, with a rank of #1 for the company with the highest ROAE through the last ranking equal to the total number of companies in the comparison. After this ranking, the percentile ranking of the Company relative to the Index Companies will be determined as follows:

where:    “P” represents the percentile ranking which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
    “N” represents the number of Index Companies, including the Company.
    “R” represents the Company’s numerical ranking among the Index Companies.
For example, if there were 150 Companies in the Index, including the Company, and the Company’s ROAE ranked #14, the percentile ranking would be the 91st percentile (1-(14-1/150).
1.5“Return on Average Equity” or “ROAE” shall mean, for the Company and each Index Company, for a Long-Term Performance Period or period thereof, the average of (x) such company’s net income for each of the Fiscal Years during such Long-Term Performance Period, divided by (y) such company’s average equity during such Fiscal Year, in each case as reported in such company’s annual reports on Form 10-K for the Fiscal Years included in such Long-Term Performance Period.
1.6 “Tangible Assets” shall mean the Company’s total assets, less goodwill and other intangible assets.
1.7“Tangible Common Equity” shall mean the Company’s total common shareholders’ equity, adjusted for goodwill and intangible assets- related impairment and/or amortization expense, net of any income tax benefit.
1.8“Tangible Common Equity Ratio” or “TCE Ratio”, for a Long-Term Performance Period or a portion thereof, shall mean the Company’s ratio of Tangible Common Equity to Tangible Assets.

4875-2051-9684 v.4